EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Griffin Capital Essential Asset® REIT Sells
Industrial Building in West Jefferson, Ohio for $30.3 Million

El Segundo, Calif. (October 14, 2019) – Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced the sale of a 160,410 square foot, Class “A”, truck terminal located at 10 Commerce Parkway, West Jefferson, Ohio (“Property”) for $30.3 million. The Property, occupied by FedEx Freight, was initially purchased by the REIT in July 2015. The Property, situated 21 miles west of Columbus, Ohio, functions as a regional hub for both FedEx Freight Priority service and FedEx Freight Economy service.

Michael Escalante, Griffin Capital Essential Asset REIT, Inc's Chief Executive Officer, said, “Well located, state-of-the-art logistics assets like 10 Commerce Highway continue to be highly sought after in the current industrial market. We were pleased to exceed our return expectations through the sale of the property. This positive full-cycle execution demonstrates the success of our active approach to the management of the REIT portfolio.”

Mr. Escalante further stated, “We are extremely gratified by how well this transaction aligns with the REIT’s strategic goals and objectives. It exemplifies our team’s ability to execute on our main objective of maximizing investor returns.”

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc., is a self-managed, publicly registered, non-listed Real Estate Investment Trust (REIT) that reports its Net Asset Value (NAV) daily. Its portfolio of net-lease assets consists of single-tenant, business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of June 30, 2019, Griffin Capital Essential Asset REIT owns 101 properties located in 25 states totaling 27.2 million in rentable square feet, representing a total REIT capitalization of $4.7 billion. Griffin Capital Securities, LLC, Member FINRA/SIPC, is the dealer manager for Griffin Capital Essential Asset REIT.

Additional information is available at www.gcear.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

There is currently no public trading market for shares of our common stock and there may never be one, so redemption of shares by us will likely be the only way to dispose of your shares. The purchase and redemption price for shares of our common stock is based on the NAV of each class of common stock and is not based on any public trading market. Our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Furthermore, our board of directors may amend our NAV procedures from time to time. Our share redemption program generally imposes a quarterly cap on aggregate redemptions of our shares equal to a value of up to 5% of the aggregate NAV of the outstanding shares as of the last business day of the previous quarter. We may also amend, suspend or terminate our share redemption program at any time. A portion of the proceeds received in our offerings may be used to redeem or repurchase our shares, which will reduce the net proceeds available to acquire additional properties. We may pay distributions from sources other than our cash flows from operations, including from the net investment proceeds from our public offerings, and as a result, we would have less cash available for investments and your overall return may be reduced. Our future results will suffer if we do not effectively manage our expanded operations that occurred as a result of the mergers. We may incur substantial debt, which could hinder our ability to pay distributions to our shareholders or could decrease the value of your investment, and our board of directors may authorize us to exceed our charter limit on leverage of 300% of net assets. If we fail to maintain our status as a Real Estate Investment Trust (“REIT”), it could adversely affect our operations and our ability to make distributions. We have incurred net losses in the past and may incur net losses in the future, and we have an accumulated deficit and may continue to do so in the future. Adverse economic conditions may negatively affect our property values, returns and profitability. If we breach covenants under our credit agreement, we could be held in default under such agreement, which could accelerate our repayment date and materially adversely affect the value of our shareholders’ investment in us.

Investor Services
888-926-2688

Media Contacts
Diana Keary
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Senior Vice President
Griffin Capital Company
Dkeary@griffincapital.com
949-270-9303

Or

Joe Berg
Director
Finsbury
Joe.berg@finsbury.com
310-633-9446

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